EXHIBIT 99.1



                  VIACOM TO SELL CABLE SYSTEMS TO MITGO CORP.
                            AND INTERMEDIA PARTNERS



     New York, New York, January 20, 1995 -- Viacom Inc. (AMEX: VIA and VIAB) and Mitgo Corp., a company wholly owned by Frank Washington, and affiliates of InterMedia Partners, announced today that they have signed a definitive agreement under which Viacom will sell its cable systems serving 1.1 million customers to a partnership, of which Mitgo is the general partner, for approximately $2.3 billion in cash. At the election of the partnership, up to $600 million of the consideration can be paid in secured short-term debt.

     The transaction is subject to customary conditions, approvals of local franchise authorities and receipt of a tax certificate from the Federal Communications Commission. Viacom said proceeds from the transaction, which is expected to be completed in the second half of 1995, will initially be used to repay debt.

     In making the announcement, Sumner M. Redstone, Chairman of the Board of Viacom Inc., said "Viacom is a software-driven company and this agreement dramatically demonstrates our commitment to reinvesting in our core businesses. This transaction also is a significant step, both in realizing our strategic focus and in dramatically improving our capital structure for both the short and long term."

     Frank J. Biondi, Jr., President and Chief Executive Officer of Viacom Inc., said "Viacom's expansion during the last year has created an array of new opportunities for our company and this agreement enables us to dedicate more of our resources to the creation of content. For Mitgo and InterMedia, these cable operations will be a core business and they will receive the commitment and attention they require to continue their record of providing the highest quality services to their customers."

     Under the terms of the agreement, the Viacom systems in Seattle-Tacoma, Northern California, Salem and Dayton will be purchased by RCS Pacific, L.P., a partnership owned by Mitgo and InterMedia. Mitgo will be the general partner and InterMedia Partners will be the limited partner. A subsidiary of Tele-Communications Inc. is one of the limited partners of InterMedia. The Nashville system will be purchased by RCS Nashville, L.P., of which Mitgo will similarly be the general partner and InterMedia will be the limited partner.

     Viacom Inc. is one of the world's largest entertainment and publishing companies and a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Blockbuster Music, Blockbuster Video, MTV Networks, Paramount Parks, Paramount Pictures, Paramount Television, Showtime Networks, Simon & Schuster and Viacom Interactive Media, as well as radio and television stations, and movie screens in 11 countries. Viacom also has a substantial interest in Discovery Zone and a majority interest in Spelling Entertainment Group. National Amusements, Inc., a closely held corporation which owns and operates approximately 900 movie screens in the U.S. and the U.K., is the parent company of Viacom.

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Contact:                Carl Folta                      Mark Harrad
                        212/258-6352                    212/258-6343